As filed with the Securities and Exchange Commission on February 15, 2022

Registration Statement File No. 333-237675

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (No. 333-237675)

UNDER THE SECURITIES ACT OF 1933

PAE Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-3173473
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

7799 Leesburg Pike

Suite 300 North

Falls Church, Virginia, 22043

(Address, including zip code, of principal executive offices)

PAE Incorporated 2020 Equity Incentive Plan

(Full title of the plan)

Paul W. Cobb, Jr.

Executive Vice President, General Counsel & Secretary

PAE Incorporated

7799 Leesburg Pike, Suite 300 North

Falls Church, Virginia 22043

(703) 717-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sean M. Donahue

Goodwin Procter LLP

1900 N Street NW

Washington, DC 20036

(202) 346-4207

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer	☒

Non-accelerated filer	Smaller reporting company

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

PAE Incorporated, a Delaware corporation (the “Registrant”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the Registration Statement File No. 333-237675 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on April 14, 2020, registering 7,781,063 shares of the Registrant’s Class A Common Stock, par value $0.0001 per share (“Common Shares”), issuable under the PAE Incorporated 2020 Equity Incentive Plan, to deregister any and all Common Shares registered but unsold or otherwise unissued under such Registration Statement as of the date hereof.

On February 15, 2022, pursuant to the Agreement and Plan of Merger, dated as of October 25, 2021, by and among the Registrant, Amentum Government Services Holdings LLC, a Delaware limited liability company (“Parent”), and Pinnacle Virginia Merger Sub Inc., a Delaware corporation (“Merger Sub”), Merger Sub was merged with and into the Registrant, with the Registrant surviving such merger as an indirect wholly-owned subsidiary of Parent (the “Merger”). This Post-Effective Amendment is being filed as a result of the Merger.

The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all Common Shares registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remained unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Falls Church, Virginia, on February 15, 2022.

PAE INCORPORATED

By:	/s/ Paul W. Cobb, Jr.
Name: Paul W. Cobb, Jr.
Title: Executive Vice President, General Counsel & Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.